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                                                                     EXHIBIT 5.1

                    [Letterhead of Holme Roberts & Owen LLP]





May 14, 1999

Board of Directors of
CH2M Hill Companies, Ltd.
6060 South Willow Drive
Greenwood Village, Colorado 80111-5142

Ladies and Gentlemen:

Reference is made to the registration statement on Form S-1(the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") by CH2M Hill Companies, Ltd., an Oregon corporation (the "Company"), for the purpose of registering 24,227,530 shares of Common Stock (the "Shares") under the Securities Act of 1933.

As counsel for the Company, we have examined such documents and reviewed such questions of law as we have considered necessary or appropriate for the purpose of this opinion. Based on the foregoing, we are of the opinion that the Shares, when sold and delivered by the Company, as described in the Registration Statement, will be legally issued, fully paid and nonassessable.

We consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and with the securities law administrators of each state in which registration or qualification of the Shares is sought.

We do not express an opinion on any matters other than those expressly set forth in this letter.

Very truly yours,

Holme Roberts & Owen LLP



By:  /s/ Whitney Holmes
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       Partner